EXHIBIT 10.7

RELEASE AGREEMENT

     This Release Agreement (“Agreement”) between Blackboard Inc. (“Blackboard”) and Andrew Harris Rosen (“Rosen”) is made this 7th day of December, 2004.

WHEREAS, Rosen’s employment with Blackboard is subject to an Employment Agreement between Rosen and Blackboard dated September 15, 2003 (“Employment Agreement”); and

WHEREAS, Rosen and Blackboard wish to end their employment relationship and to resolve all outstanding matters between them amicably;

NOW THEREFORE, in consideration of the promises set forth below, the parties hereto agree as follows:

     1. Employment: Ending Date. Rosen’s employment with Blackboard ended, effective December 1, 2004.

     2. Release Payment. Blackboard will pay Rosen $328,580.76 and will pay directly to Cigna the applicable COBRA premiums through December 1, 2005 (collectively, the “Payment”). The Payment shall be in a lump sum in a check to be sent to Rosen on or before January 1, 2005. Rosen has vested in the following options to purchase shares of Blackboard’s common stock, par value $0.01 per share, in the amount and by the date set forth opposite each of the following grants (collectively, the “Options”):

Option Agreement Date	Options	Strike Price	Expiration Date
October 30, 1998	91,671	$0.13	March 1, 2005
April 1, 2002	7,865	$9.66	December 31, 2006
September 5, 2003	1,966	$9.66	December 1, 2009
November 9, 2001	94,384	$9.34	December 1, 2009

Rosen acknowledges and agrees that the payment and Options are the only payment or compensation of any kind to which he is entitled from Blackboard under his Employment Agreement or any other source of obligation, including but not limited to salary, bonuses, stock and stock options (other than the Options), benefits, commissions or reimbursement for expenses (whether submitted or unsubmitted). In consideration for Rosen’s execution of this Agreement, Blackboard will pay him $15,000 on or by January 1, 2005.

     3. Confidentiality. The content of this Agreement, the fact of the execution of this Agreement and the circumstances leading to the execution of the Agreement are confidential and are not to be disclosed except as necessary to a party’s respective accountants, attorneys, income tax preparers or similar professionals, each of whom shall be bound by this confidentiality requirement.

     4. Release.

     (a) Rosen hereby releases, remises and discharges Blackboard and each and every one of its former or current directors, officers, employees, members, successors, predecessors, subsidiaries, assigns and attorneys of and from all actions, causes of action, claims or complaints (collectively, “Claims”) in law or equity that Rosen or his heirs, executors, administrators, assigns, agents, representatives or attorneys ever had or now has by reason of any matter, cause or thing whatsoever at any time up to and including the date of execution of this Agreement, including but not limited to any Claim of discrimination, harassment, retaliation, breach of contract, wrongful termination, interference with contractual relations, intentional infliction of emotional distress, any alleged violation of any federal, state or local statutes, regulations or ordinances, including but not limited to the federal and state laws known as the Civil Rights Acts of 1964 and 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act (other than any accrued benefit(s) to which Rosen has a non-forfeitable right under any ERISA pension benefit plan), the retaliation provisions of the Fair Labor Standards Act, the Family and Medical Leave Act, the District of Columbia Human Rights Act, and any amendments to any of the foregoing, or any other Claims of any kind. Furthermore, except as provided herein, Rosen shall not pursue any such Claim in any court, agency, board, committee or forum whatsoever, and shall reimburse Blackboard for all fees and expenses associated with Blackboard’s defense should Rosen pursue such a Claim. However, this does not preclude Rosen from exercising his right to apply for unemployment benefits.

     (b) In consideration for Rosen’s execution of this Agreement, Blackboard, including its officers, successors, predecessors, subsidiaries and assigns, hereby releases, remises and discharges Rosen, and each of his heirs, executors, administrators, assigns, agents, representatives or attorneys of and from all Claims in law or equity that Blackboard ever had or now has by reason of any matter, cause or thing whatsoever at any time up to and including the date of execution of this Agreement. Blackboard shall not pursue any such Claim in any court, agency, board, committee or forum whatsoever, and shall reimburse Rosen for all fees and expenses associated with Rosen’s defense should Blackboard pursue such a claim. Also inconsideration for Rosen’s execution of this Agreement, Blackboard will allow him to keep his Blackboard laptop, PC and Blackberry with current fair market values of $1,400, $800 and $299, respectively.

     5. Non-Disparagement. Rosen will refrain from making any derogatory or defamatory remarks or comments that may disparage Blackboard, or any officer, employee or agent of Blackboard. Blackboard will refrain from making any derogatory or defamatory remarks or comments that may disparage Rosen.

     6. Arbitration of Disputes. Any dispute between the parties regarding this Agreement, their employment relationship, or the termination thereof which Rosen and Blackboard are unable to settle between themselves shall be resolved by final and binding arbitration conducted in the District of Columbia. The arbitration, by one arbitrator, shall be conducted by JAMS/Endispute pursuant to its rules governing employment disputes. Judgment upon the arbitration award may be entered in any court having competent jurisdiction in the District of Columbia, and both parties agree to exclusive jurisdiction therein.

     7. Knowing and Voluntary Agreement. Rosen acknowledges that he has read carefully this entire Agreement and affirms that he is executing this Agreement knowingly and voluntarily.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia.

     9. Severability. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement which shall otherwise remain in full force and effect.

     10. Entire Agreement. This Agreement constitutes the entire agreement between Blackboard and Rosen and supersedes any and all prior agreements or understandings, express or implied, except Paragraphs 12 (Non-competition), 13 (Confidentiality and Non-Disclosure) and 14 (Assignment and Disclosure of Inventions) of the Employment Agreement, attached hereto as Exhibit A, and the stock option agreements executed by Rosen, dated October 30, 1998; November 9, 2001; April 1, 2002; September 5, 2003; and June 18, 2004, attached hereto as Exhibits B-F, which shall remain in full force and effect. In addition, Rosen remains subject to fiduciary duties imposed by law. Rosen acknowledges that in executing this Agreement, Rosen does not rely upon any representation or statement by any representative of Blackboard concerning the subject matter of this Agreement that is not contained herein.

     11. No Admission. Neither party is admitting liability or wrongdoing by executing this Agreement.

Blackboard Inc.

/s/ Andrew Harris Rosen	By:	/s/ Matthew Small

Andrew Harris Rosen		Matthew Small, General Counsel
Date: December 7, 2004		Date: December 7, 2004